Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-229258

333-233228

Prospectus

RELMADA THERAPEUTICS, INC.

10,894,658 shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 6,843,397 shares of our common stock, par value $0.0001 per share, issued and outstanding, and 4,051,261 shares of our common stock, par value $0.0001 per share, issuable upon the exercise of outstanding common stock purchase warrants. The shares being sold by the selling stockholders were or will be issued to them in transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”). Our common stock and warrants are more fully described in “Description of Securities.”

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering may be market prices prevailing at the time of sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale. See “Plan of Distribution.”

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. We will not receive any proceeds from sales of shares of our common stock or warrants by the selling stockholders. However, to the extent the warrants are exercised for cash, if at all, we will receive the exercise price of the warrants. We will pay the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will be paid by selling stockholders.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on The Nasdaq Capital Market under the symbol “RLMD.” The last reported sale price of our common stock on The Nasdaq Capital Market on October 31, 2019 was $28.00 per share.

An investment in our common stock may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment.  See “Risk Factors” beginning on page 8 of this prospectus and the risk factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which is incorporated by reference herein, as well as in any other more recently filed annual, quarterly or current reports and, if any, in the relevant prospectus supplement. We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 1, 2019.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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ABOUT THIS PROSPECTUS

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission (the “Commission”). The following discussion should be read in conjunction with the consolidated financial statements as of and for the years ended June 30, 2019 and 2018, and related notes incorporated by reference into this prospectus. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus, any prospectus supplement or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-K, 10-Q and 8-K filed with the Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information with Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

All references to “we,” “us,” “our,” and the “Company” mean Relmada Therapeutics, Inc. and its subsidiary Relmada Therapeutics, Inc.(Delaware).

Business Overview

Relmada is a clinical-stage, publicly traded biotechnology company focused on the development of d-methadone (dextromethadone, REL-1017), an N-methyl-D-aspartate (NMDA) receptor antagonist. d-methadone is a new chemical entity that potentially addresses areas of high unmet medical need in the treatment of central nervous system (CNS) diseases and other disorders.

Our lead product candidate, d-methadone, is a New Chemical Entity (NCE) being developed as a rapidly acting, oral agent for the treatment of depression and other potential indications. We have completed Phase 1 single and multiple ascending dose studies. On October 15, 2019, we reported top-line data from our Phase 2 study of d-methadone in adults with major depressive disorder. Subjects in both dose groups experienced statistically significant improvement of their depression compared to subjects in the placebo group on all efficacy measures. Subjects experienced mild and moderate adverse events (AEs), and no serious AEs, without significant differences between placebo and treatment groups. There was no evidence of either treatment induced psychotomimetic and dissociative AEs or withdrawal signs and symptoms upon treatment discontinuation.

NMDA receptors are present in many parts of the central nervous system and play important roles in regulating neuronal activity. We believe that dextromethadone acting as a NMDA receptor antagonist can have potential applications in a number of disease indications which mitigates risk and offers significant upside.

In addition, the Company has a portfolio of three 505b2 product candidates at various stages of development. These products are: LevoCap ER (REL-1015), an abuse resistant, sustained release dosage form of the opioid analgesic levorphanol; BuTab (oral buprenorphine, REL-1028), an oral dosage form of the opioid analgesic buprenorphine; and MepiGel (topical mepivacaine, REL-1021), an orphan drug designated topical formulation of the local anesthetic mepivacaine.

Our four development projects are briefly described below:

d-Methadone (dextromethadone, REL-1017) and Treatment-Resistant Depression (TRD)

Background

In 2014, the National Institute of Mental Health (NIMH) estimated that 15.7 million adults aged 18 or older in the United States had at least one major depressive episode in the past year. According to data from nationally representative surveys supported by NIMH, only about half of Americans diagnosed with major depression in a given year receive treatment. Of those receiving treatment with as many as four different standard antidepressants, 33% of drug-treated depression patients do not achieve adequate therapeutic benefits according to the Sequenced Treatment Alternatives to Relieve Depression (STAR*D) trial published in the American Journal of Psychiatry. Accordingly, we believe that approximately 3 million patients with such treatment-resistant depression are in need of new treatment options.

In addition to the high failure rate, none of the marketed products for depression can demonstrate rapid antidepressant effects and most of the products take up to a month to show effectiveness. The urgent need for improved, faster acting antidepressant treatments is underscored by the fact that severe depression can be life-threatening, due to heightened risk of suicide.

Recent studies have shown that ketamine, a drug known previously as an anesthetic, can lift depression in many patients within hours. Like d-methadone, ketamine is an NMDA receptor antagonist. However, it is unlikely that ketamine itself will become a practical treatment for most cases of depression. It must be administered through intravenous infusion or intranasally, requiring a hospital setting, and more importantly can potentially trigger adverse side effects including psychedelic symptoms (hallucinations, memory defects, panic attacks), nausea/vomiting, somnolence, cardiovascular stimulation and, in a minority of patients, hepatoxicity. Ketamine also hasn’t been thoroughly studied for long-term safety and effectiveness, and the FDA hasn’t approved it to treat depression.

d-Methadone Overview and Mechanism of Action

d-Methadone’s mechanism of action, as a non-competitive NMDA channel blocker or antagonist, is fundamentally differentiated from all currently FDA-approved antidepressants, as well as all atypical antipsychotics used adjunctively with standard, FDA-approved antidepressants. Working through the same brain mechanisms as ketamine but potentially lacking its adverse side effects, Relmada’s d-methadone is being developed as a rapidly acting, oral agent for the treatment of depression and/or other potential CNS pathological conditions.

In chemistry an enantiomer, also known as an optical isomer, is one of two stereoisomers that are mirror images of each other that are non-superposable (not identical), much as one’s left and right hands are the same except for being reversed along one axis. A racemic compound, or racemate, is one that has equal amounts of left- and right-handed enantiomers of a chiral molecule. For racemic drugs, often only one of a drug’s enantiomers is responsible for the desired physiologic effects, while the other enantiomer is less active or inactive.

Racemic methadone has been used since the 1950s as a treatment for opioid addiction and has remained the primary therapy for this condition for more than 40 years. Methadone is a highly lipophilic molecule that is suitable for a variety of administration routes, with oral bioavailability close to 80%.

As a single isomer of racemic methadone, d-methadone has been shown to possess NMDA antagonist properties with virtually no traditional opioid or ketamine-like adverse events at the expected therapeutic doses. In contrast, racemic methadone is associated with common opioid side effects that include anxiety, nervousness, restlessness, sleep problems (insomnia), nausea, vomiting, constipation, diarrhea, drowsiness, and others. It has been shown that the left (levo) isomer, l-methadone, is largely responsible for methadone’s opioid activity, while the right (dextro) isomer, d-methadone, is much less active as an opioid while maintaining affinity for the NMDA receptor.

NMDA receptors are present in many parts of the central nervous system and play important roles in regulating neuronal activity and promoting synaptic plasticity in brain areas important for cognitive functions such as executive function, learning and memory. Based on these premises, d-methadone could show benefits in several different CNS indications.

d-Methadone Phase 1 Clinical Safety Studies

The safety data from two Company-funded d-methadone Phase 1 clinical safety studies and a third study conducted by researchers at Memorial Sloan-Kettering Cancer Center indicate that d-methadone was safe and well tolerated in both healthy subjects and cancer patients at all projected therapeutic doses tested.

In November 2014, Health Canada approved a Clinical Trial Application (CTA) to conduct the first Phase 1 study with d-methadone. This was a Single Ascending Dose (SAD) study and was followed by a Multiple Ascending Dose (MAD) study, both in healthy volunteers. The two studies were designed to assess the safety, tolerability and pharmacokinetics of d-methadone in healthy, opioid-naïve subjects. The SAD study included single escalating oral doses of d-methadone to determine the maximum tolerated dose, defined as the highest dose devoid of unacceptable adverse events. In the MAD study, healthy subjects received daily oral doses of d-methadone for several days to assess its safety, pharmacokinetics and tolerability. In March 2015, we reported that d-methadone demonstrated an acceptable safety profile with no dose limiting side effects after four cohorts were exposed to increasing higher doses. In April 2015, the Company received clearance from Health Canada to continue with dose escalation and explore even higher single doses of d-methadone. In June 2015, the Company successfully completed the SAD study identifying the maximum tolerated dose and subsequently received a No Objection Letter (NOL) from Health Canada to conduct the MAD clinical study in August 2015. The MAD study was completed in January 2016 and the results successfully demonstrated a potential therapeutic dosing regimen for d-methadone with a favorable side effect and tolerability profile. The data from these studies was used to design a Phase 2a study in patients with depression.

d-Methadone In Vivo Study for Depression

In May 2016, we announced the results of an in vivo study showing that administration of d-methadone results in antidepressant-like effects in a well-validated animal model of depression, known as the forced swim test (FST), providing preclinical support for its potential as a novel treatment of depression.

According to the Journal of Visualized Experiments, the FST is based on the assumption that when placing an animal in a container filled with water, it will first make efforts to escape by swimming or climbing, but eventually will exhibit “immobility” that may be considered to reflect a measure of behavioral despair. This test has been extensively used because it involves the exposure of the animals to stress, which was shown to have a role in the tendency for major depression. Additionally, the FST has been shown to be influenced by some of the factors that are altered by or worsen depression in humans, including changes in food consumption and sleep abnormalities. The main advantages of this procedure are that it is relatively easy to perform and that its results are easily and quickly analyzed. Importantly, the FST’s sensitivity to a broad range of antidepressant drugs makes it a suitable screening test and is one of the most important features leading to its high predictive validity.

In the Company’s FST study, male Sprague Dawley rats were administered single doses of placebo, ketamine, or d-methadone on day one (after habituation; 24 hours prior to forced swim testing). At all doses tested, d-methadone significantly decreased immobility of the rats compared to the placebo, suggesting antidepressant-like activity. In addition, the effect of d-methadone on immobility at the two highest doses tested was larger than the effect seen with ketamine. Moreover, the effects of d-methadone in the forced swim test were not caused by a stimulant effect on spontaneous locomotor activity of the rats. Locomotor activity of lab animals is often monitored to assess the behavioral effects of drugs.

In September 2017 we completed two additional in vivo studies to confirm and support the antidepressant-like effect of dextromethadone in validated animal models, the Novelty Suppressed Feeding Test (NSFT) and the Female Urine-Sniffing test (FUST) test. The studies were performed by Professor Ronald S. Duman, Ph.D. at Yale University School of Medicine.

For FUST, rats are first exposed to a cotton tip dipped in tap water and later exposed to another cotton tip infused with fresh female urine. Male behavior was video recorded and total time spent sniffing the cotton-tipped applicator is determined. For NSFT, rats were food deprived for 24 hr and then placed in an open field with food pellets in the center; latency to eat is recorded in seconds. As a control, food consumption in the home cage is quantified. Rats were administered vehicle, ketamine or d-methadone.

The results of the FUST demonstrate that administration of ketamine significantly increases the time male rats spent engaged in sniffing female urine compared to vehicle group. Similarly, a single dose of d-methadone significantly increased the time spent sniffing female urine compared to vehicle. In contrast, ketamine or d-methadone had no effect on time sniffing water, demonstrating that the effect of drug treatment was specific to the rewarding effects of female urine. The results of the NSFT demonstrate that a single dose of ketamine significantly decreases the latency to eat in a novel open field. Similarly, a single dose of d-methadone also significantly decreased the latency to enter and eat in the novel feed. In contrast, neither ketamine nor methadone influenced latency to feed in the home cage.

These findings demonstrate that ketamine and d-methadone produce rapid antidepressant actions in the FUST and NSFT, effects that are only observed after chronic administration of an SSRI antidepressant.

A separate in vitro electrophysiology study of d-methadone was conducted using 2 subtypes of cloned human NMDA receptors.

The results of this study demonstrated functional antagonist activity with d-methadone comparable to that of both racemic ketamine and the isomer [S]-ketamine.

Phase 2 Program for d-Methadone in Depression

Combined with the results of our Phase 1 studies, the encouraging results of in vivo and in vitro studies strongly support further evaluation of d-methadone in a Phase 2 study as a rapidly acting, oral agent for the treatment of major depressive disorder. Relmada filed an Investigational New Drug (IND) application for the Phase 2 study with the FDA, which was accepted on January 25, 2017.

On April 13, 2017, we announced that the FDA granted Fast Track designation for d-methadone (REL-1017 dextromethadone) for the adjunctive treatment of major depressive disorder. Fast Track designation is a process designed to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need. The purpose, according to the FDA, is to get important new drugs to the patient earlier. Drugs that receive Fast Track designation may be eligible for more frequent meetings and written communications with the FDA, accelerated review and priority approval, and rolling New Drug Application (NDA) review.

On January 17, 2018, we announced that Relmada had acquired the global rights to develop and market dextromethadone for the treatment of neurological conditions including certain rare diseases with symptoms affecting the CNS.

In February 2018, Relmada initiated its Phase 2 study of d-methadone in adults with major depressive disorder.

In July 2019, Relmada announced the completion of dosing of the last patient in its Phase 2 study of d-methadone in patients with major depressive disorder.

On October 15, 2019, we reported top-line data from our Phase 2 study of d-methadone in adults with major depressive disorder. Subjects in both dose groups experienced statistically significant improvement of their depression compared to subjects in the placebo group on all efficacy measures, including: the Montgomery-Asberg Depression Rating Scale (MADRS); the Clinical Global Impression – Severity (CGI-S) scale; the Clinical Global Impression – Improvement (CGI-I) scale; and the Symptoms of Depression Questionnaire (SDQ). The improvement on the MADRS appeared on Day 4 in both REL-1017 dose groups and continued through Day 7 and Day 14, seven days after treatment discontinuation, with P values < 0.03 and large effect sizes (a measure of quantifying the difference between two groups), ranging from 0.7 to 1.0. Similar findings emerged from the CGI-S and CGI-I scales. The study also confirmed the favorable safety and tolerability profile of d-methadone, which was also observed in the Phase 1 studies. Subjects experienced mild and moderate adverse events  (AEs), and no serious adverse events, without significant differences between placebo and treatment groups. There was no evidence of either treatment induced psychotomimetic and dissociative AEs or withdrawal signs and symptoms upon treatment discontinuation.

d-Methadone (dextromethadone, REL-1017) in other indications

In addition to developing dextromethadone in major depression, Relmada is initiating work in additional indications. In particular, we have initiated a preclinical program to test the potential efficacy of dextromethadone in Rett syndrome. Rett syndrome is an X-linked neurodevelopmental disorder with high unmet need caused by Mecp2 gene mutation. Loss of Mecp2 disrupts synaptic function and structure and neuronal networks. Rett syndrome is an Orphan Disease affecting ~15,000 in U.S., primarily girls, with no approved therapy. The disease begins with a short period of developmental stagnation, then rapid regression in language and motor skills, followed by long-term stability.

Studies of ketamine, an NMDAR antagonist with mechanistic similarities with dextromethadone, in Rett Syndrome mouse models show that low-dose ketamine acutely reverses multiple disease manifestations and chronic administration of ketamine improves Rett Syndrome progression, providing a solid rationale to pursue this indication with dextromethadone.

Other indications that Relmada may explore in the future, potentially includes restless leg syndrome, and other glutamatergic system activation related diseases.

In January 2018, we entered into an Intellectual Property Assignment Agreement (the Assignment Agreement) and License Agreement (the “License Agreement” and together with the Assignment Agreement, the Agreements) with Dr. Charles E. Inturrisi and Dr. Paolo Manfredi (collectively, the Licensor). Pursuant to the Agreements, Relmada assigned its existing rights, including patents and patent applications, to d-methadone in the context of psychiatric use (the Existing Invention) to Licensor. Licensor then granted Relmada under the License Agreement a perpetual, worldwide, and exclusive license to commercialize the Existing Invention and certain further inventions regarding d-methadone in the context of other indications such as those contemplated above.

LevoCap ER (REL-1015)

LevoCap ER (REL-1015) is a novel version of a proven drug product. LevoCap ER -is an extended release, abuse deterrent, and proprietary formulation of levorphanol (levo-3-hydroxy-N-methyl-morphinan), a unique, broad spectrum opioid with additional “non-opioid” mechanisms of action. In particular, levorphanol binds to all three opioid receptor subtypes involved in analgesia (mu, kappa, and delta), the NMDA receptor, and the norepinephrine and serotonin reuptake pumps, whereas morphine, oxycodone, hydrocodone, and other opioids are highly selective for the mu receptor subtype. Due to its multi-modal mechanism of action, levorphanol could achieve analgesia in patients resistant to other strong opioids. In clinical studies, levorphanol has demonstrated a remarkably broad spectrum of analgesic activity against many different types of pain including neuropathic pain, post-surgical pain, and chronic pain in patients refractory to other opioids.

Levorphanol is a potent opioid analgesic first introduced in the U.S. around 1953 for the treatment of moderate to severe pain where an opioid analgesic is appropriate. Extended-release (long-acting opioid) agents may be preferable to immediate release formulations due to better patient adherence, less dose-watching, and result in improved sleep. Both immediate- and extended-release opioids can potentially be crushed to produce concentrated drug with greater appeal to abusers. Intentional crushing or extracting the active ingredient from the extended-release dosage form by addicts and recreational drug users can destroy the timed-release mechanism and result in a rapid surge of drug into the bloodstream for the purpose of achieving a high or euphoric feeling. Serious side effects and death have been reported from such misuse.

LevoCap ER is the first product candidate utilizing SECUREL™, Relmada’s proprietary abuse deterrent extended release technology for opioid drugs. SECUREL dosage forms cannot be easily crushed for inhalation or to obtain rapid euphoria from high blood levels when swallowed. It is also exceedingly difficult for intravenous abusers to extract the active drug from the dosage form using common solvents, including alcohol.

LevoCap ER can be developed under the 505(b)(2) regulatory pathway. Following an exchange of correspondence and meeting with the FDA in January 2017, we have defined a path forward for the Phase 3 clinical study for LevoCap ER and a new drug application (NDA) filing. In light of the promising data generated by Relmada’s d-methadone research program, and Relmada’s focus on the d-methadone program, Relmada is currently limiting the investments in LevoCap ER.

BuTab (REL-1028)

BuTab (REL-1028) represents a novel formulation of oral, modified release buprenorphine as a potential therapeutic for both chronic pain and opioid dependence. Buprenorphine has been widely used by the sublingual and transdermal routes of administration, but was believed to be ineffective by the oral route because of poor oral bioavailability. We have completed a preclinical program to better define the pharmacokinetic profile of BuTab and to assess the time course of systemic absorption of buprenorphine using several different oral modified release formulations of buprenorphine in dogs, compared to an intravenous administration. Based on the results of this work, we obtained approval from Health Canada and initiated a Phase 1 pharmacokinetic study in healthy volunteers in the second quarter of 2015. This trial was completed in the fourth quarter of 2015. The absolute bioavailability of BuTab relative to intravenous (IV) administration exceeded published data with non-modified buprenorphine when administered orally and compares favorably with a currently marketed transdermal patch. There were no safety or tolerability issues. The data generated by this study will guide formulation optimization and inform the design of subsequent clinical pharmacology studies. BuTab can be developed under the 505(b)(2) regulatory pathway. In light of the promising data generated by Relmada’s d-methadone research program, and Relmada’s focus on the d-methadone program, Relmada is currently limiting the investments in BuTab.

MepiGel (REL-1021)

MepiGel (REL-1021), is a proprietary topical dosage form of the local anesthetic mepivacaine for the treatment of painful peripheral neuropathies, such as painful diabetic neuropathy, postherpetic neuralgia and painful HIV-associated neuropathy. Mepivacaine is an anesthetic (numbing medicine) that blocks the nerve impulses that send pain signals to the brain. It is chemically related to bupivacaine but pharmacologically related to lidocaine. Mepivacaine is currently indicated for infiltration, nerve block and epidural anesthesia. Relmada has received two FDA Orphan Drug Designations for mepivacaine, one each for “the treatment of painful HIV-associated neuropathy” and for “the management of postherpetic neuralgia,” or PHN. We have selected the formulations to be advanced into clinical studies for MepiGel after the evaluation of results from in vitro and ex vivo studies comparing various topical prototypes of mepivacaine that were conducted by MedPharm Ltd, a specialist formulation development company recognized internationally for its expertise in topical and transdermal products. Multiple toxicology studies were successfully conducted and completed in 2015. MepiGel can be developed under the 505(b)(2) regulatory pathway. In light of the promising data generated by Relmada’s d-methadone research program, and Relmada’s focus on the d-methadone program, Relmada is currently limiting the investments in MepiGel.

Overview of the 505(b)(2) Pathway

Part of our strategy is the utilization of FDA’s 505(b)(2) NDA for approval. The 505(b)(2) NDA is one of three FDA drug approval pathways and represents an appealing regulatory strategy for many companies. The pathway was created by the Hatch-Waxman Amendments of 1984, with 505(b)(2) referring to a section of the Federal Food, Drug, and Cosmetic Act. The provisions of 505(b)(2) were created, in part, to help avoid unnecessary duplication of studies already performed on a previously approved (reference or listed) drug; the section gives the FDA express permission to rely on data not developed by the NDA applicant.

A 505(b)(2) NDA contains full safety and effectiveness reports but allows at least some of the information required for NDA approval, such as safety and efficacy information on the active ingredient, to come from studies not conducted by or for the applicant. This can result in a much less expensive and much faster route to approval, compared with a traditional development path [such as 505(b)(1)], while creating new, differentiated products with tremendous commercial value.

Overview of Orphan Drug Status

In accordance with laws and regulations pertaining to the Regulatory Agencies, a sponsor may request that the Regulatory Agencies designate a drug intended to treat a “Rare Disease or Condition” as an “Orphan Drug.” For example, in the United States, a “Rare Disease or Condition” is defined as one which affects less than 200,000 people in the United States, or which affects more than 200,000 people but for which the cost of developing and making available the product is not expected to be recovered from sales of the product in the United States. Upon the approval of the first NDA or BLA for a drug designated as an orphan drug for a specified indication, the sponsor of that NDA or BLA is entitled to 7 years of exclusive marketing rights in the United States unless the sponsor cannot assure the availability of sufficient quantities to meet the needs of persons with the disease. In Europe, this exclusivity is 10 years, and in Australia it is 5 years. However, orphan drug status is particular to the approved indication and does not prevent another company from seeking approval of an off-patent drug that has other labeled indications that are not under orphan or other exclusivities. Orphan drugs may also be eligible for federal income tax credits for costs associated with such as the disease state, the strength and complexity of the data presented, the novelty of the target or compound, risk-management approval and whether multiple rounds of review are required for the agency to evaluate the submission. There is no guarantee that a potential treatment will receive marketing approval or that decisions on marketing approvals or treatment indications will be consistent across geographic areas.

Uplisting to The Nasdaq Capital Market

On October 10, 2019, our common stock was listed and commenced trading on The Nasdaq Capital Market under its existing symbol “RLMD.”

Corporate Information

Our principal executive offices are located at 880 Third Avenue, 12th Floor, New York, NY 10022 and our telephone number is +1-646-876-3459. Our website address is www.relmada.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. The information on our website is not part of this prospectus.

THE OFFERING

Issuer:	Relmada Therapeutics, Inc.

Common stock offered by the Issuer:	None

Common stock offered by selling stockholders:	10,894,658 shares consisting of:

● 7,223,945 shares of common stock that were previously registered for resale in a registration statement on Form S-1 declared effective on March 1, 2019 (the “March 2019 Registration Statement”) and remain unsold, consisting of (i) 4,449,199 outstanding shares of common stock and (ii) 2,774,746 shares of common stock issuable upon exercise of outstanding warrants.

●      3,670,713 shares of our common stock that were previously registered for resale in a Registration Statement on Form S-1 declared effective on October 23, 2019 (the “October 2019 Registration Statement”) and remain unsold, consisting of (i) 2,394,198 outstanding shares of common stock and (ii) 1,276,515  shares of common stock issuable upon exercise of outstanding warrants.

Common stock outstanding before the offering:	10,045,842 shares of common stock (1)

Common stock outstanding after the offering:	14,097,103 shares of common stock (2)

Use of proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we may receive up to approximately $27,600,000 in gross proceeds upon the exercise of warrants listed in this prospectus if the holders exercise them for cash. The registration of common stock pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling stockholders. We intend to use the proceeds, if any, received from any cash exercise of the warrants for working capital and general corporate purposes.

Trading Market and Symbol:	Our common stock is listed on The Nasdaq Capital Market under the symbol “RLMD.”

Risk Factors:	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

(1)	Based upon the total number of common shares issued and outstanding shares as of October 24, 2019.

(2)	Based upon the total number of issued and outstanding shares as of October 24, 2019; and includes (i) 4,051,261 shares of our common stock issuable upon exercise of warrants.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described below and those described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, that we have filed or will file with the Commission, which are incorporated by reference into this prospectus. Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our Commission filings, please see “Where You Can Find More Information.”

The number of shares we have registered for sale is significant in relation to the number of our outstanding shares of common stock.

We have filed a separate “shelf” registration statement to register up to $200,000,000 aggregate initial offering price of an indeterminate number of our securities that may include common stock, preferred stock, warrants to purchase our securities, subscription rights to purchase any of the foregoing securities, depositary shares, purchase contracts or units comprised of any of the foregoing, that may be sold into the public market by us. These shares of common stock that we may issue (or into which other such securities we may issue may be converted or for which they may be exchanged) represent a large number of shares of our common stock, and if sold in the market all at once or at about the same time, could depress the market price of our common stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders in this registration statement. However, we may receive up to approximately $27,600,000 million in gross proceeds upon the exercise of the warrants if the holders exercise them for cash by the selling stockholders in this registration statement. The registration of common stock pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling stockholders. We intend to use the proceeds received from any cash exercise of the warrants for working capital and general corporate purposes.

DILUTION

We are not selling any of the shares of our common stock in this offering. All of the shares sold in this offering will be held by the selling stockholders at the time of the sale, so that no dilution will result from the sale of the shares. If all of the warrants contained in this registration statement are exercised we will have an additional 4,051,261 shares of common stock issued and outstanding.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale by the selling stockholders from time to time of up to 10,894,658 shares of our common stock, of which:

●	6,843,397 are outstanding shares of our common stock held by the selling stockholders (consisting of shares that were previously registered pursuant to the March 2019 Registration Statement and the October 2019 Registration Statement that currently remain unsold); and

●	4,051,261 shares of common stock issuable upon exercise of outstanding warrants held by the selling stockholders (consisting of shares that were previously registered pursuant to the March 2019 Registration Statement and the October 2019 Registration Statement that currently remain unsold).

Except as noted in the table below or elsewhere in this prospectus, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our, or our affiliates’, officers or directors. Each of the selling stockholders has acquired its shares of our common stock to be resold hereunder in the ordinary course of business and, at the time of acquisition, none of the selling stockholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock to be resold by such selling stockholder under this registration statement.

Because a selling stockholder may sell all, some or none of the shares of common stock it holds, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of common stock that will be held by a selling stockholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the hypothetical assumption that the selling stockholders will sell all of the shares of common stock owned by it and covered by this prospectus.

In accordance with the rules and regulations of the Commission, in computing the number of shares of common stock (as applicable) beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right ore through conversion of any security held by that person that are currently exercisable or that are exercisable within 60 days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Shareholder	Shares Beneficially Owned prior to Offering	Percentage (%) Beneficially Owned prior to Offering	Shares to Offer (1)	Note	Shares Beneficially Owned after Offering	Percentage Beneficially Owned After Offering
A.G Family L.P.	56,250	*	56,250	(1)	-	*
Aar Associates L.P.	6,251	*	6,251	(2)	-	*
Adele O’Brien Dujardin	5,396	*	5,396	(3)	-	*
Alessio Pigazzi	7,500	*	7,500	(4)	-	*
Alexander Capital	71,212	*	71,212	(5)	-	*
Alexander D Walsh	15,000	*	15,000	(6)	-	*
Ali El-Mohandes	56,250	*	56,250	(7)	-	*
Allen W Whittmore Jr. & Mary T. Walton	26,958	*	26,958	(8)	-	*
Allison Silver	2,501	*	2,501	(9)	-	*
Andrea Guidetti	7,500	*	7,500	(10)	-	*
Andrew Daniels **	5,259	*	5,259	(11)	-	*
Andrew E Burr	13,125	*	13,125	(12)	-	*
Andrew Johnston	18,885	*	18,885	(13)	-	*
Andrew Marks	2,678	*	2,678	(14)	-	*
Andrew Sanford	17,136	*	17,136	(15)	-	*
Angela Dong **	125	*	125	(16)	-	*
Annie Lee Schaufele	7,500	*	7,500	(17)	-	*
B Thomas Jr Byrne	2,501	*	2,501	(18)	-	*
Beatrice Knox-Johnston	107,910	1.1%	107,910	(19)	-	*
Beatrice Knox-Johnston & John A. Knox-Johnston	114,169	1.1%	80,835	(20)	33,334	*
Bellis Blauvelt Demarest Foundations, Inc	58,176	*	58,176	(21)	-	*
BioAdvance	286,987	2.9%	199,482	(22)	87,505	*
Bobcat Basin Llc	25,001	*	25,001	(23)	-	*
Boulderwood Llc	101,501	1.0%	101,501	(24)	-	*
Brett A Webbe	12,750	*	12,750	(25)	-	*
Brian Thebault	141,668	1.4%	141,668	(26)	-	*
Brooke Connell	4,587	*	4,587	(27)	-	*
Brookline Capital	-	*	-	(28)	-	*
Bruce Conway	629,659	6.3%	620,284	(29)	9,375	*
Bryan Mcshane	160,205	1.6%	160,205	(30)	-	*
BTR Partners	228,537	2.3%	228,537	(31)	-	*
C. Finnegan Faldi	5,250	*	5,250	(32)	-	*
Cameron O’Mara	4,584	*	4,584	(33)	-	*
Carole Greenwell	15,000	*	15,000	(34)	-	*
Charles C Krafczek	25,500	*	25,500	(35)	-	*
Charles T Aderholt	4,500	*	4,500	(36)	-	*
Christian O’Mara	17,085	*	17,085	(37)	-	*
Christopher C Dewey	53,543	*	53,543	(38)	-	*
Christopher C Dewey Trust	125,001	1.3%	125,001	(39)	-	*
Christopher C. Laffey	579,549	5.8%	537,399	(40)	42,150	*
Christopher J Daggett	4,584	*	4,584	(41)	-	*
Christopher Karl Mellon	126,766	1.3%	126,766	(42)	-	*

Shareholder	Shares Beneficially Owned prior to Offering	Percentage (%) Beneficially Owned prior to Offering	Shares to Offer (1)	Note	Shares Beneficially Owned after Offering	Percentage Beneficially Owned After Offering
Christopher Lemp	19,125	*	19,125	(43)	-	*
Cory L. Martin	25,500	*	25,500	(44)	-	*
Craig Born	6,876	*	6,876	(45)	-	*
Curtis G. Viebranz	115,307	1.2%	115,307	(46)	-	*
Curtis Viebranz	127,681	1.3%	12,375	(47)	115,306	1.2%
Dana E. Cohen	18,750	*	18,750	(48)	-	*
Daniel Jerome Schultz	3,750	*	3,750	(49)	-	*
Daniel P Verbic	12,750	*	12,750	(50)	-	*
Daniel R Honeker	25,725	*	25,725	(51)	-	*
David Graham	26,958	*	26,958	(52)	-	*
David J Stout	2,501	*	2,501	(53)	-	*
David Johnson	34,168	*	34,168	(54)	-	*
David Weiner	3,750	*	3,750	(55)	-	*
David Zenker	26,958	*	26,958	(56)	-	*
Deborah Mash Ph.D.	7,500	*	7,500	(57)	-	*
Debra Holmes	13,386	*	13,386	(58)	-	*
Donald Chambers	5,625	*	5,625	(59)	-	*
Douglas Jensen	72,476	*	72,476	(60)	-	*
Dr. Paolo Manfredi	153,627	1.5%	61,961	(61)	91,666	*
Duncan Ira Lamb	32,126	*	32,126	(62)	-	*
Edgar D Jannotta, Jr Exempt Family Trust	100,001	1.0%	100,001	(63)	-	*
Edmund Ross	28,572	*	28,572	(64)	-	*
Elizabeth Orr Walton	5,355	*	5,355	(65)	-	*
Entrust Group FBO Carole Greenwall IRA# 7230008911	6,910	*	6,910	(66)	-	*
Entrust Group FBO Joseph P von Meister IRA a/c 7230001206	30,000	*	30,000	(67)	-	*
Epona LLC	33,167	*	33,167	(68)	-	*
Eric Ridder	12,750	*	12,750	(69)	-	*
Eric Ridder III	13,489	*	13,489	(70)	-	*
Eric Roemer	2,501	*	2,501	(71)	-	*
Eric Schmidt	120,000	1.2%	120,000	(72)	-	*
Ernest Shin	80,371	*	80,371	(73)	-	*
Errol Grannum	5,001	*	5,001	(74)	-	*
Firstfire Global Opportunities Fund Llc	37,500	*	37,500	(75)	-	*
Frank W Hamilton	249,471	2.5%	249,471	(76)	-	*
Gary M Gibson Jr.	37,500	*	37,500	(77)	-	*
Gary Ryan Hart	2,501	*	2,501	(78)	-	*
Giacomo Manfredi Firmian	27,038	*	27,038	(79)	-	*
Giovanni Giordano	102,918	1.0%	102,918	(80)	-	*
Giovanni Rizzo	12,501	*	12,501	(81)	-	*
Girls Night Out Llc	6,251	*	6,251	(82)	-	*
Graham Powis **	9,122	*	9,122	(83)	-	*
Harbor Watch Partners, LLC	132,830	1.3%	132,830	(84)	-	*
Harris Lydon **	12,162	*	12,162	(85)	-	*
Harvard Home Mortgage Inc.	37,500	*	37,500	(86)	-	*
Hayes A Roberts	4,584	*	4,584	(87)	-	*
Hill Blalock	12,501	*	12,501	(88)	-	*
Holmes Family Trust	53,543	*	53,543	(89)	-	*

Shareholder	Shares Beneficially Owned prior to Offering	Percentage (%) Beneficially Owned prior to Offering	Shares to Offer (1)	Note	Shares Beneficially Owned after Offering	Percentage Beneficially Owned After Offering
Hugh Robert Holmes	50,001	*	50,001	(90)	-	*
IRA Services Trust Company CFBO Javier Joseph Zulueta	70,605	*	70,605	(91)	-	*
IRA Services Trust Company CFBO Linda Buscemi IRA#317524	20,168	*	20,168	(92)	-	*
Iroquois Capital Investment Group Llc	121,376	1.2%	121,376	(93)	-	*
Iroquois Master Fund Ltd	69,251	*	69,251	(94)	-	*
J Geddes Parsons SEP	72,188	*	72,188	(95)	-	*
J. Philip Thebault	27,918	*	5,001	(96)	22,917	*
Jabco LP	180,098	1.8%	180,098	(97)	-	*
Jac Family Llc	12,500	*	12,500	(98)	-	*
Jacqueline A Matera	2,501	*	2,501	(99)	-	*
James Bellis	18,073	*	18,073	(100)	-	*
James L. Bellis, Jr.	3,000	*	3,000	(101)	-	*
James M Walton Jr	107,910	1.1%	107,910	(102)	-	*
James Scott Croasdale	13,489	*	13,489	(103)	-	*
Jeannae-Parran Pinno & Eric Pinno	2,501	*	2,501	(104)	-	*
Jeffrey M Bertling	6,251	*	6,251	(105)	-	*
Jennifer A Duncan Inheritors Trust	12,501	*	12,501	(106)	-	*
John Byrne de Grandpre Jr.	11,550	*	11,550	(107)	-	*
John Foley **	675	*	675	(108)	-	*
John H Lindsell	25,125	*	25,125	(109)	-	*
John L Kemmerer Jr Trust Dtd 06/24/57 Fbo Constance A Kemmerer	201,581	2.0%	201,581	(110)	-	*
John L Kemmerer Jr Trust Dtd 06/24/57 Fbo Elizabeth K Gray	201,581	2.0%	201,581	(111)	-	*
John L Kemmerer Jr Trust Dtd 06/24/57 Fbo John L Kemmerer Iii	201,581	2.0%	201,581	(112)	-	*
John Panico	5,392	*	5,392	(113)	-	*
John Russell Hamblin	2,501	*	2,501	(114)	-	*
Joseph C. & Molly E. Walton, tenants in the entireties	51,925	*	51,925	(115)	-	*
Joseph M Arvay	26,978	*	26,978	(116)	-	*
Joseph M Sorge	18,750	*	18,750	(117)	-	*
Joseph P Von Meister	49,156	*	49,156	(118)	-	*
Josiah T Austin	50,000	*	50,000	(119)	-	*
Jun Choi	6,251	*	6,251	(120)	-	*
Karolee Brown	10,313	*	10,313	(121)	-	*
Karolee Herner	5,396	*	5,396	(122)	-	*
Kathryn M Parsons Rev Trust	107,910	1.1%	107,910	(123)	-	*
Kay C Scott Hires	6,375	*	6,375	(124)	-	*
Kc Scott Family LP	40,466	*	40,466	(125)	-	*
Kelly Holmes Trust	13,386	*	13,386	(126)	-	*
Kevin F. Schmidt	12,750	*	12,750	(127)	-	*
Kevin Mccaffrey	13,489	*	13,489	(128)	-	*
Kingsbrook Opportunities Master Fund Lp	25,001	*	25,001	(129)	-	*
Klaus G. Kretschmer	56,250	*	56,250	(130)	-	*
Kurt Eichler	107,829	1.1%	107,829	(131)	-	*
La.Gi.En.Gi. Srl	13,500	*	13,500	(132)	-	*
Lagom Llc	31,250	*	31,250	(133)	-	*
Lara Coraci Basile & Vincent V. Basile	34,376	*	34,376	(134)	-	*
Larry Jerome Lambert	11,459	*	11,459	(135)	-	*

Shareholder	Shares Beneficially Owned prior to Offering	Percentage (%) Beneficially Owned prior to Offering	Shares to Offer (1)	Note	Shares Beneficially Owned after Offering	Percentage Beneficially Owned After Offering
Lars Bader	37,500	*	37,500	(136)	-	*
Laurence Lytton	63,750	*	63,750	(137)	-	*
Lawrence and Alice Gross FLP	13,751	*	13,751	(138)	-	*
Lawrence Gross	17,035	*	17,035	(139)	-	*
Leslie B Clements IRA	10,084	*	10,084	(140)	-	*
Lincoln Park Capital Fund, LLC	150,001	1.5%	125,001	(141)	25,000	*
Ltd. Wonpung Mulsan Co.	404,465	4.1%	404,465	(142)	-	*
Lucy Shurtleff	37,769	*	37,769	(143)	-	*
Marco Gentilucci	134,260	1.4%	134,260	(144)	-	*
Marco Piana	7,500	*	7,500	(145)	-	*
Mark Biedron	11,550	*	11,550	(146)	-	*
Mark Gaynor	15,994	*	15,994	(147)	-	*
Mark I Engebretson	13,417	*	13,417	(148)	-	*
Mark L. Winkler Enterprises LLC	207,204	2.1%	99,375	(149)	107,829	1.1%
Mark Winkler	107,829	1.1%	107,829	(150)	-	*
Matias Escobar	5,001	*	5,001	(151)	-	*
Matt Mcmahon	25,893	*	25,893	(152)	-	*
Matthew Hoban **	763	*	763	(153)	-	*
Matthew T Weinrich	6,426	*	6,426	(154)	-	*
Megan Holmes Trust	13,386	*	13,386	(155)	-	*
Michael E. Cohen	18,750	*	18,750	(156)	-	*
Michael Falk	13,386	*	13,386	(157)	-	*
Michael Mullins	3,750	*	3,750	(158)	-	*
Michael S Kostelansky	8,087	*	8,087	(159)	-	*
Michael S. Polly	2,513	*	2,513	(160)	-	*
Nedenia C Rumbough	45,834	*	45,834	(161)	-	*
Neil M. Metzheiser	49,895	*	49,895	(162)	-	*
Nelly El Mallakh	13,500	*	13,500	(163)	-	*
Nicholas Finegold	16,251	*	16,251	(164)	-	*
Nicholas W Walsh	59,228	*	59,228	(165)	-	*
Nicole Murad Rothstein	23,100	*	23,100	(166)	-	*
Nishan LLC	20,886	*	20,886	(167)	-	*
Nishan Vartanian	24,314	*	24,314	(168)	-	*
OCI-RT, LLC	45,524	*	45,524	(169)	-	*
OTR Investments LLC	13,489	*	13,489	(170)	-	*
Pamela Silver, Md	6,375	*	6,375	(171)	-	*
Paolo Manfredi	91,667	*	91,667	(172)	-	*
Parallax BioMedical Fund, LP	56,610	*	56,610	(173)	-	*
Patrick Sturgeon **	675	*	675	(174)	-	*
Paul Bareford	2,501	*	2,501	(175)	-	*
Paul Kelly	266,375	2.7%	180,246	(176)	86,129	*
Paul L Hallingby	134,887	1.4%	134,887	(177)	-	*
Peter Herner	10,646	*	10,646	(178)	-	*
Peter M Rooney	9,167	*	9,167	(179)	-	*
Philip A Sigel Revocable Trust	25,125	*	25,125	(180)	-	*
Philip J Thebault	22,917	*	22,917	(181)	-	*
Philip W Smith III	22,917	*	22,917	(182)	-	*

Shareholder	Shares Beneficially Owned prior to Offering	Percentage (%) Beneficially Owned prior to Offering	Shares to Offer (1)	Note	Shares Beneficially Owned after Offering	Percentage Beneficially Owned After Offering
Pichon Family Trust	12,501	*	12,501	(183)	-	*
Princeton Title Company Inc.	45,834	*	45,834	(184)	-	*
PRK Partners	68,751	*	68,751	(185)	-	*
Pura Vida Master Fund Ltd.	229,167	2.3%	229,167	(186)	-	*
Quest Trust Co Fbo Leslie B Clements Ira #30561-11	17,584	*	7,500	(187)	10,084	*
Rachel M Walton Jr	53,955	*	53,955	(188)	-	*
Ralph Finerman	6,251	*	6,251	(189)	-	*
Ralph Worthington	88,122	*	88,122	(190)	-	*
Ratherby Investments LLC	22,917	*	22,917	(191)	-	*
Ratherby Torch LLC	11,459	*	11,459	(192)	-	*
Raymond Harvey	68,888	*	68,888	(193)	-	*
Riccardo Dogliotti	7,500	*	7,500	(194)	-	*
Richard Hyman	3,572	*	3,572	(195)	-	*
Robert Bailey	40,157	*	40,157	(196)	-	*
Robert G Murphy Trust	26,978	*	26,978	(197)	-	*
Robert Hunt Carpenter Dvm	8,334	*	8,334	(198)	-	*
Robert Jr Murphy	102,437	1.0%	102,437	(199)	-	*
Robert Masters	18,750	*	18,750	(200)	-	*
Robert R Penn	26,250	*	26,250	(201)	-	*
Robert Warnock	12,750	*	12,750	(202)	-	*
Ronald Shields	30,000	*	30,000	(203)	-	*
Ronald Silver	3,750	*	3,750	(204)	-	*
Rp Llc	37,500	*	37,500	(205)	-	*
Ryan Johnson	11,001	*	11,001	(206)	-	*
Ryan M. Cox	6,375	*	6,375	(207)	-	*
S Clarke Moody	472,984	4.8%	472,984	(208)	-	*
Sam Haddad, Trustee, Or His Successors In Trust under the Sam Haddad Living Trust, dated July 22, 1996	37,500	*	37,500	(209)	-	*
Samuel Johnston Archer	16,864	*	16,864	(210)	-	*
Scott A. Katzman **	12,162	*	12,162	(211)	-	*
Scott E. Katzman **	4,587	*	4,587	(212)	-	*
Sean Flanagan	5,396	*	5,396	(213)	-	*
Skyler Ward	5,250	*	5,250	(214)	-	*
Starlight Investment Holding Limited	12,501	*	12,501	(215)	-	*
Stephen Haller	3,750	*	3,750	(216)	-	*
Steve Mut	6,000	*	6,000	(217)	-	*
Steven S Marco	28,125	*	28,125	(218)	-	*
Steven Wang	13,489	*	13,489	(219)	-	*
The Gary Cook Family Trust	25,001	*	25,001	(220)	-	*
Thomas A Horvath	11,459	*	11,459	(221)	-	*
Thomas O. McCarthy	72,450	*	72,450	(222)	-	*
Timothy Abrahamson	25,001	*	25,001	(223)	-	*
Tomasat Investments Of Trading Co. Inc.	56,250	*	56,250	(224)	-	*
Trust B FBO Amory Ross	91,667	*	91,667	(225)	-	*
Trust Fbo Benjamin Cohen	5,250	*	5,250	(226)	-	*
Trust Fbo Sofia M. Cohen	5,250	*	5,250	(227)	-	*
Valerie Romero Foohey	3,375	*	3,375	(228)	-	*
Vi Llc	7,500	*	7,500	(229)	-	*
William Benjamin Holmes	16,875	*	16,875	(230)	-	*
William Buchanan, Jr. **	12,162	*	12,162	(231)	-	*
William Cassano	6,251	*	6,251	(232)	-	*
William E Webbe V	38,528	*	38,528	(233)	-	*
William Holmes Trust	13,386	*	13,386	(234)	-	*
William J. Pyznar	45,834	*	45,834	(235)	-	*
William L Stewart	6,375	*	6,375	(236)	-	*
Windward Venture Partners	7,500	*	7,500	(237)	-	*
Zak Ross-Nash **	7	*	7	(238)	-	*
Charles Ritter	6,250	*	6,250	(239)	-	*
Totals	11,525,953		10,894,658		631,295

*	less than 1%

Note to Selling Shareholder table

(1)	Includes: (i) 37,500 shares of common stock and (ii) 18,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(2)	Includes: (i) 4,167 shares of common stock and (ii) 2,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(3)	Includes: (i) 3,729 shares of common stock and (ii) 1,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(4)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(5)	Includes: (i) 39.174 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.60 and (ii) 32,038 shares of common stock issuable upon the exercise of warrants with an exercise price of $3.96.

(6)	Includes: (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(7)	Includes: (i) 37,500 shares of common stock and (ii) 18,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(8)	Includes: (i) 18,624 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(9)	Includes: (i) 1,667 shares of common stock and (ii) 834 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(10)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(11)	Includes: (i) 0 shares of common stock and (ii) 5,259 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(12)	Includes: (i) 8,750 shares of common stock and (ii) 4,375 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(13)	Includes: (i) 13,051 shares of common stock and (ii) 5,834 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(14)	Includes: (i) 1,844 shares of common stock and (ii) 834 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(15)	Includes: (i) 2,500 shares of common stock and (ii) 1,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 9,219 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(16)	Includes: (i) 0 shares of common stock and (ii) 125 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(17)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(18)	Includes: (i) 1,667 shares of common stock and (ii) 834 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(19)	Includes: (i) 74,576 shares of common stock and (ii) 33,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(20)	Includes: (i) 14,167 shares of common stock and (ii) 7,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 36,111 shares of common stock and (ii) 23,473 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(21)	Includes: (i) 4,167 shares of common stock and (ii) 2,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 34,911 shares of common stock and (ii) 17,014 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(22)	Includes: (i) 137,815 shares of common stock and (ii) 61,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(23)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(24)	Includes: (i) 24,250 shares of common stock and (ii) 8,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 41,667 shares of common stock and (ii) 27,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(25)	Includes: (i) 8,500 shares of common stock and (ii) 4,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(26)	Includes: (i) 33,334 shares of common stock and (ii) 16,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 55,556 shares of common stock and (ii) 36,111 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(27)	Includes: (i) 2,780 shares of common stock and (ii) 1,807 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(28)	Includes: (i) 0 shares of common stock

(29)	Includes: (i) 75,000 shares of common stock and (ii) 37,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 342,159 shares of common stock and (ii) 165,625 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(30)	Includes: (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 78,955 shares of common stock and (ii) 43,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(31)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 134,785 shares of common stock and (ii) 68,751 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(32)	Includes: (i) 3,500 shares of common stock and (ii) 1,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(33)	Includes: (i) 2,778 shares of common stock and (ii) 1,806 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(34)	Includes: (i) 10,000 shares of common stock and (ii) 5,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(35)	Includes: (i) 17,000 shares of common stock and (ii) 8,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(36)	Includes: (i) 3,000 shares of common stock and (ii) 1,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(37)	Includes: (i) 8,334 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 2,778 shares of common stock and (ii) 1,806 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(38)	Includes: (i) 36,876 shares of common stock and (ii) 16,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(39)	Includes: (i) 83,334 shares of common stock and (ii) 41,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(40)	Includes: (i) 0 shares of common stock and (v) 77,092 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.60. Includes: (i) 74,576 shares of common stock and (ii) 33,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00; and (iii) 170,850 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.60; and (iv) 181,547 shares of common stock issuable upon the exercise of warrants with an exercise price of $03.96.

(41)	Includes: (i) 2,778 shares of common stock and (ii) 1,806 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(42)	Includes: (i) 83,710 shares of common stock and (ii) 43,056 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(43)	Includes: (i) 12,750 shares of common stock and (ii) 6,375 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(44)	Includes: (i) 17,000 shares of common stock and (ii) 8,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(45)	Includes: (i) 4,167 shares of common stock and (ii) 2,709 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(46)	Includes: (i) 76,765 shares of common stock and (ii) 38,542 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(47)	Includes: (i) 8,250 shares of common stock and (ii) 4,125 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(48)	Includes: (i) 12,500 shares of common stock and (ii) 6,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(49)	Includes: (i) 2,500 shares of common stock and (ii) 1,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(50)	Includes: (i) 8,500 shares of common stock and (ii) 4,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(51)	Includes: (i) 1,750 shares of common stock and (ii) 875 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 14,000 shares of common stock and (ii) 9,100 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(52)	Includes: (i) 18,624 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(53)	Includes: (i) 1,667 shares of common stock and (ii) 834 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(54)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 5,556 shares of common stock and (ii) 3,611 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(55)	Includes: (i) 2,500 shares of common stock and (ii) 1,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(56)	Includes: (i) 18,624 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(57)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(58)	Includes: (i) 9,219 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(59)	Includes: (i) 3,750 shares of common stock and (ii) 1,875 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(60)	Includes: (i) 13,393 shares of common stock and (ii) 3,125 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.(30) Includes: (i) 35,749 shares of common stock and (ii) 20,209 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(61)	Includes: (i) 47,377 shares of common stock and (ii) 14,584 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.(iii) 36,111 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(62)	Includes: (i) 22,126 shares of common stock and (ii) 10,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(63)	Includes: (i) 66,667 shares of common stock and (ii) 33,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(64)	Includes: (i) 28,572 shares of common stock and

(65)	Includes: (i) 3,688 shares of common stock and (ii) 1,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(66)	Includes: (i) 4,607 shares of common stock and (ii) 2,303 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(67)	Includes: (i) 20,000 shares of common stock and (ii) 10,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(68)	Includes: (i) 16,000 shares of common stock and (ii) 8,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 5,556 shares of common stock and (ii) 3,611 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00. Linda Buscemi may be deemed to be the beneficial owner of the shares of our common stock held by Epona LLC.

(69)	Includes: (i) 8,500 shares of common stock and (ii) 4,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(70)	Includes: (i) 9,322 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(71)	Includes: (i) 1,667 shares of common stock and (ii) 834 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(72)	Includes: (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 50,000 shares of common stock and (ii) 32,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(73)	Includes: (i) 16,675 shares of common stock and (ii) 63,696 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(74)	Includes: (i) 3,334 shares of common stock and (ii) 1,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(75)	Includes: (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(76)	Includes: (i) 162,665 shares of common stock and (ii) 86,806 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(77)	Includes: (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(78)	Includes: (i) 1,667 shares of common stock and (ii) 834 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(79)	Includes: (i) 15,000 shares of common stock and (ii) 7,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.(38) Includes: (i) 2,750 shares of common stock and (ii) 1,788 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(80)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.(iii) 27,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00. Includes: (i) 47,222 shares of common stock and (ii) 30,695 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(81)	Includes: (i) 8,334 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(82)	Includes: (i) 4,167 shares of common stock and (ii) 2,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(83)	Includes: (i) 0 shares of common stock and (ii) 9,122 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(84)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 74,495 shares of common stock and (ii) 33,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(85)	Includes: (i) 0 shares of common stock and (ii) 12,162 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(86)	Includes: (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(87)	Includes: (i) 2,778 shares of common stock and (ii) 1,806 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(88)	Includes: (i) 8,334 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(89)	Includes: (i) 36,876 shares of common stock and (ii) 16,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(90)	Includes: (i) 33,334 shares of common stock and (ii) 16,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(91)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 27,639 shares of common stock and (ii) 17,965 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(92)	Includes: (i) 12,223 shares of common stock and (ii) 7,945 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(93)	Includes: (i) 39,667 shares of common stock and (ii) 19,834 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.(iii) 24,375 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00. Includes: (i) 37,500 shares of common stock and (ii) 24,375 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(94)	Includes: (i) 18,667 shares of common stock and (ii) 9,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.(iii) 16,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00. Includes: (i) 25,000 shares of common stock and (ii) 16,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(95)	Includes: (i) 43,750 shares of common stock and (ii) 28,438 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(96)	Includes: (i) 3,334 shares of common stock and (ii) 1,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(97)	Includes: (i) 118,326 shares of common stock and (ii) 61,772 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(98)	Includes: (i) 12,500 shares of common stock.

(99)	Includes: (i) 1,667 shares of common stock and (ii) 834 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(100)	Includes: (i) 12,100 shares of common stock and (ii) 5,973 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(101)	Includes: (i) 2,000 shares of common stock and (ii) 1,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(102)	Includes: (i) 74,576 shares of common stock and (ii) 33,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(103)	Includes: (i) 9,322 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(104)	Includes: (i) 1,667 shares of common stock and (ii) 834 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(105)	Includes: (i) 4,167 shares of common stock and (ii) 2,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(106)	Includes: (i) 8,334 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(107)	Includes: (i) 7,000 shares of common stock and (ii) 4,550 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(108)	Includes: (i) 0 shares of common stock and (ii) 675 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(109)	Includes: (i) 16,750 shares of common stock and (ii) 8,375 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(110)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 116,162 shares of common stock and (ii) 60,418 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(111)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 116,162 shares of common stock and (ii) 60,418 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(112)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 116,162 shares of common stock and (ii) 60,418 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(113)	Includes: (i) 3,725 shares of common stock and (ii) 1,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(114)	Includes: (i) 1,667 shares of common stock and (ii) 834 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(115)	Includes: (i) 34,911 shares of common stock and (ii) 17,014 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(116)	Includes: (i) 18,644 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(117)	Includes: (i) 12,500 shares of common stock and (ii) 6,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(118)	Includes: (i) 8,500 shares of common stock and (ii) 4,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 23,211 shares of common stock and (ii) 13,195 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(119)	Includes: (i) 33,333 shares of common stock and (ii) 16,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(120)	Includes: (i) 4,167 shares of common stock and (ii) 2,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(121)	Includes: (i) 6,250 shares of common stock and (ii) 4,063 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(122)	Includes: (i) 3,729 shares of common stock and (ii) 1,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(123)	Includes: (i) 74,576 shares of common stock and (ii) 33,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(124)	Includes: (i) 4,250 shares of common stock and (ii) 2,125 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(125)	Includes: (i) 27,966 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(126)	Includes: (i) 9,219 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(127)	Includes: (i) 8,500 shares of common stock and (ii) 4,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(128)	Includes: (i) 9,322 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(129)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(130)	Includes: (i) 37,500 shares of common stock and (ii) 18,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(131)	Includes: (i) 74,495 shares of common stock and (ii) 33,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(132)	Includes: (i) 9,000 shares of common stock and (ii) 4,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(133)	Includes: (i) 20,833 shares of common stock and (ii) 10,417 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(134)	Includes: (i) 20,834 shares of common stock and (ii) 13,542 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(135)	Includes: (i) 6,945 shares of common stock and (ii) 4,514 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(136)	Includes: (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(137)	Includes: (i) 42,500 shares of common stock and (ii) 21,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(138)	Includes: (i) 8,334 shares of common stock and (ii) 5,417 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(139)	Includes: (i) 4,167 shares of common stock and (ii) 2,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 7,450 shares of common stock and (ii) 3,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(140)	Includes: (i) 6,111 shares of common stock and (ii) 3,973 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(141)	Includes: (i) 83,334 shares of common stock and (ii) 41,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(142)	Includes: (i) 315,180 shares of common stock and (ii) 89,286 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(143)	Includes: (i) 26,102 shares of common stock and (ii) 11,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(144)	Includes: (i) 36,186 shares of common stock and (ii) 13,282 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.(iii) 27,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00. Includes: (i) 51,389 shares of common stock and (ii) 33,403 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(145)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(146)	Includes: (i) 7,000 shares of common stock and (ii) 4,550 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(147)	Includes: (i) 10,994 shares of common stock and (ii) 5,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(148)	Includes: (i) 1,750 shares of common stock and (ii) 875 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 7,458 shares of common stock and (ii) 3,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(149)	Includes: (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 37,500 shares of common stock and (ii) 24,375 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(150)	Includes: (i) 74,495 shares of common stock and (ii) 33,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(151)	Includes: (i) 3,334 shares of common stock and (ii) 1,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(152)	Includes: (i) 19,643 shares of common stock and (ii) 6,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(153)	Includes: (i) 0 shares of common stock and (ii) 763 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(154)	Includes: (i) 4,284 shares of common stock and (ii) 2,142 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(155)	Includes: (i) 9,219 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(156)	Includes: (i) 12,500 shares of common stock and (ii) 6,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(157)	Includes: (i) 9,219 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(158)	Includes: (i) 2,500 shares of common stock and (ii) 1,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(159)	Includes: (i) 5,587 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(160)	Includes: (i) 1,675 shares of common stock and (ii) 838 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(161)	Includes: (i) 27,778 shares of common stock and (ii) 18,056 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(162)	Includes: (i) 32,533 shares of common stock and (ii) 17,362 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(163)	Includes: (i) 9,000 shares of common stock and (ii) 4,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(164)	Includes: (i) 10,834 shares of common stock and (ii) 5,417 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(165)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 33,644 shares of common stock and (ii) 18,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(166)	Includes: (i) 14,000 shares of common stock and (ii) 9,100 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(167)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 9,219 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(168)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 10,633 shares of common stock and (ii) 6,181 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(169)	Includes: (i) 3,334 shares of common stock and (ii) 1,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 26,772 shares of common stock and (ii) 13,751 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(170)	Includes: (i) 9,322 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(171)	Includes: (i) 4,250 shares of common stock and (ii) 2,125 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(172)	Includes: (i) 55,556 shares of common stock and (ii) 36,111 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(173)	Includes: (i) 39,110 shares of common stock and (ii) 17,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(174)	Includes: (i) 0 shares of common stock and (ii) 675 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(175)	Includes: (i) 1,667 shares of common stock and (ii) 834 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(176)	Includes: (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 93,371 shares of common stock and (ii) 49,375 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(177)	Includes: (i) 93,220 shares of common stock and (ii) 41,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(178)	Includes: (i) 3,500 shares of common stock and (ii) 1,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 3,729 shares of common stock and (ii) 1,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(179)	Includes: (i) 5,556 shares of common stock and (ii) 3,611 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(180)	Includes: (i) 16,750 shares of common stock and (ii) 8,375 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(181)	Includes: (i) 13,889 shares of common stock and (ii) 9,028 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(182)	Includes: (i) 13,889 shares of common stock and (ii) 9,028 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(183)	Includes: (i) 8,334 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(184)	Includes: (i) 27,778 shares of common stock and (ii) 18,056 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(185)	Includes: (i) 41,667 shares of common stock and (ii) 27,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(186)	Includes: (i) 138,889 shares of common stock and (ii) 90,278 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(187)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(188)	Includes: (i) 37,288 shares of common stock and (ii) 16,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(189)	Includes: (i) 4,167 shares of common stock and (ii) 2,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(190)	Includes: (i) 7,500 shares of common stock and (ii) 3,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 51,177 shares of common stock and (ii) 25,695 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(191)	Includes: (i) 13,889 shares of common stock and (ii) 9,028 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(192)	Includes: (i) 6,945 shares of common stock and (ii) 4,514 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(193)	Includes: (i) 41,750 shares of common stock and (ii) 27,138 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(194)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(195)	Includes: (i) 3,572 shares of common stock and

(196)	Includes: (i) 27,657 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(197)	Includes: (i) 18,644 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(198)	Includes: (i) 2,500 shares of common stock and (ii) 1,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 2,778 shares of common stock and (ii) 1,806 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(199)	Includes: (i) 70,770 shares of common stock and (ii) 31,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(200)	Includes: (i) 12,500 shares of common stock and (ii) 6,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(201)	Includes: (i) 17,500 shares of common stock and (ii) 8,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(202)	Includes: (i) 8,500 shares of common stock and (ii) 4,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(203)	Includes: (i) 20,000 shares of common stock and (ii) 10,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(204)	Includes: (i) 2,500 shares of common stock and (ii) 1,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(205)	Includes: (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(206)	Includes: (i) 7,334 shares of common stock and (ii) 3,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(207)	Includes: (i) 4,250 shares of common stock and (ii) 2,125 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(208)	Includes: (i) 79,763 shares of common stock and (ii) 29,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 232,109 shares of common stock and (ii) 131,945 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(209)	Includes: (i) 25,000 shares of common stock and (ii) 12,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(210)	Includes: (i) 2,250 shares of common stock and (ii) 1,125 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 9,322 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(211)	Includes: (i) 0 shares of common stock and (ii) 12,162 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(212)	Includes: (i) 0 shares of common stock and (ii) 4,587 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(213)	Includes: (i) 3,729 shares of common stock and (ii) 1,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(214)	Includes: (i) 3,500 shares of common stock and (ii) 1,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(215)	Includes: (i) 8,334 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(216)	Includes: (i) 2,500 shares of common stock and (ii) 1,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(217)	Includes: (i) 4,000 shares of common stock and (ii) 2,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(218)	Includes: (i) 18,750 shares of common stock and (ii) 9,375 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(219)	Includes: (i) 9,322 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(220)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(221)	Includes: (i) 6,945 shares of common stock and (ii) 4,514 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(222)	Includes: (i) 17,500 shares of common stock and (ii) 8,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00. Includes: (i) 28,000 shares of common stock and (ii) 18,200 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(223)	Includes: (i) 16,667 shares of common stock and (ii) 8,334 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(224)	Includes: (i) 37,500 shares of common stock and (ii) 18,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(225)	Includes: (i) 55,556 shares of common stock and (ii) 36,111 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(226)	Includes: (i) 3,500 shares of common stock and (ii) 1,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(227)	Includes: (i) 3,500 shares of common stock and (ii) 1,750 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(228)	Includes: (i) 2,250 shares of common stock and (ii) 1,125 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(229)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(230)	Includes: (i) 11,250 shares of common stock and (ii) 5,625 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(231)	Includes: (i) 0 shares of common stock and (ii) 12,162 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(232)	Includes: (i) 4,167 shares of common stock and (ii) 2,084 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(233)	Includes: (i) 25,644 shares of common stock and (ii) 12,884 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(234)	Includes: (i) 9,219 shares of common stock and (ii) 4,167 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(235)	Includes: (i) 27,778 shares of common stock and (ii) 18,056 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00.

(236)	Includes: (i) 4,250 shares of common stock and (ii) 2,125 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(237)	Includes: (i) 5,000 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(238)	Includes: (i) 0 shares of common stock and (ii) 7 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

(239)	Includes: 6,250 shares of common stock issuable upon the exercise of warrants with an exercise price of $9.00.

DESCRIPTION OF SECURITIES

The following description of common stock and preferred stock summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this registration statement, but is not complete. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation and our bylaws, which have been filed with the Commission as exhibits to our registration statement, of which this prospectus forms a part. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the specific terms of any series of preferred stock in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

General

On September 27, 2019, we completed a 1-for-4 reverse stock split. We have authorized 62,500,000 shares of capital stock, par value $0.001 per share, of which 12,500,000 are shares of common stock and 50,000,000 are shares of preferred stock, 875,000 of which are designated Class A Convertible Preferred Stock. On October 24, 2019, there were 10,045,842 shares of common stock issued and outstanding. There are no preferred issued and outstanding. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

We also have warrants that are outstanding, which are described below.

The following is a summary of the material provisions of the common stock and preferred stock provided for in our amended and restated certificate of incorporation and bylaws. For additional detail about our capital stock, please refer to our certificate of incorporation and bylaws, each as amended.

Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Our directors are divided into three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

On October 10, 2019 our common stock started trading on The Nasdaq Capital Market under the symbol “RLMD.”

Preferred Stock

As of October 23, 2019, there were no shares of Class A Convertible Preferred Stock issued and outstanding.

The rights and preferences of our Class A Convertible Preferred Stock include the following:

Liquidation Preference

In the event of any dissolution, liquidation or winding up of our Company, whether voluntary or involuntary, the holders of our Class A Convertible Preferred Stock are entitled to participate in any distribution out of our assets of on an equal basis per share with the holders of our common stock.

Dividends

The Class A Convertible Preferred Stock is, with respect to dividend rights, entitled to two times the amount of any dividend granted by our board of directors to the holders of our common stock.

Conversion

Optional Conversion. Subject to certain exceptions, each share of Class A Convertible Preferred Stock is convertible at the option of the holder and without the payment of additional consideration by the holder, at any time, into shares of our common stock at a conversion rate of one share of our common stock for every one share of our Class A Convertible Preferred Stock. However, a holder of our Class A Convertible Preferred Stock cannot convert shares of our Class A Convertible Preferred Stock to shares of our common stock if such conversion would cause the holder or any “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) of which such holder is or deemed to be a part, to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) more than 9.9% of the number of shares of our common stock listed as outstanding by in our most recent public filing with the Commission prior to us receiving the conversion demand.

Automatic Conversion. Subject to the limitation on conversion described above, on the first day of each month until there are no shares of our Class A Convertible Preferred Stock outstanding, each share of our Class A Convertible Preferred Stock will convert without the payment of additional consideration by a holder into shares of our common stock on the automatic conversion date at a conversion rate of one share of our common stock for every one share of our Class A Convertible Preferred Stock.

Voting

The holders of our Class A Convertible Preferred Stock are not entitled to vote on any matter submitted to a vote of the holders of our common stock, including the election of directors.

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Prior to the issuance of shares of each series of preferred stock, our board of directors is required by the Nevada Revised Law and our amended and restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Nevada. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the title and stated value;

●	the number of shares we are offering;

●	the offering price;

●	the number of shares constituting that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of our board of directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as our board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series;

●	preemptive rights, if any;

●	restrictions on transfer, sale or other assignment, if any;

●	whether interests in the preferred stock will be represented by depositary shares;

●	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

●	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other relative rights, preferences and limitations of that series.

Once designated by our board of directors, each series of preferred stock may have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our amended and restated certificate of incorporation and any certificates of designation that our board of directors may adopt.

All shares of our preferred stock will, when issued, be fully paid and non-assessable, including shares of our preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Warrants

Series A Preferred Warrants

In connection with our sale of Series A preferred stock and 8% senior subordinated unsecured convertible notes in 2012 and 2013, we sold to the purchasers 124,610 warrants to purchase common stock at an exercise price of $16.00 per share (the “Series A Preferred Warrants”). As of September 30, 2019, there were 72,198 Series A Preferred Warrants outstanding. The Series A Preferred Warrants have a seven-year term from their issuance dates, which occurred between July 10, 2012 and September 26, 2013. The exercise price of the Series A Preferred Warrants is subject to adjustment upon certain events. If we at any time while the Series A Preferred Warrants remain outstanding and unexpired shall declare a dividend or make a distribution on the outstanding common stock payable in shares of its capital stock, or split, subdivide or combine the common stock into a different number of securities of the same class, the exercise price for the Series A Preferred Warrants shall be proportionately decreased in the case of a dividend, split or subdivision or proportionately increased in the case of a combination. The Series A Preferred Warrants contained an anti-dilution provision that was eliminated upon the Company going public.

Notes Warrants

In connection with our 2012 & 2013 notes financing, we sold to the purchasers 14,063 warrants to purchase common stock at an exercise price of $16.00 per share. The note warrants have a seven-year term from their issuance dates and have substantially the same terms as the Series A Preferred Warrants (as described above). As of September 30, 2019 there were 13,505 of these warrants to purchase common stock outstanding.

Advisory Firm Warrants

In connection with an agreement with an advisory firm, we issued to such advisory firm warrants (“Advisory Firm Warrants”) to purchase 12% of the fully diluted shares of Relmada, or 432,790 shares of common stock. As of September 30, 2019 there were 15,078 Advisory Firm Warrants outstanding. The Advisory Firm Warrants are exercisable at $0.004 per share, provide for cashless exercise and expire seven years after the date of issuance. Shares purchased by exercise of the Advisory Firm Warrants have unlimited piggyback registration rights should we have a public offering registered with the Commission and are subject to lock-ups, if any, required by SEC regulations or other applicable law, or by investors.

Placement Agent Warrants

In connection with our sale of Series A preferred stock and 8% senior subordinated unsecured convertible notes in 2012 and 2013, we issued to a placement agent warrants to purchase 62,500 shares of common stock at an exercise price of $16.00 per share (the “Placement Agent Warrants”). As of September 30, 2019 there were 44,029 of these warrants to purchase common stock outstanding. These Placement Agent Warrants include a cashless exercise provision and have substantially the same terms as the Series A Preferred Warrants.

In connection with the 2013 notes financing, the placement agent or its designees also received warrants to purchase 7,032 shares of our common stock at a price of $16.00 per share. As of September 30, 2019 there were 7,032 of these warrants to purchase common stock outstanding.

In connection with our merger with Medeor in December 2013, we issued to a placement agent 10,003 warrants exercisable for shares of our common stock at an exercise price of $22.00 per share. As of September 30, 2019 there were 10,003 of these warrants to purchase common stock outstanding.

2017 Note Warrants

In connection with our sale of notes in 2017, we sold to the purchasers an aggregate of 1,200,826 warrants to purchase common stock at an exercise price of $6.00 per share (the “Note Warrants”). As of September 30, 2019, there were 1,191,486 of these 2017 Note Warrants outstanding. In connection with our sale of notes in 2017, we issued to a placement agent warrants to purchase 201,000 shares of common stock at an exercise price of $6.60 per share. As of September 30, 2019 there are 201,000 warrants to purchase common stock outstanding. The 2017 Note Warrants have a seven-year term from their respective issuance dates. There is no cashless exercise provision.

2018 Warrants

In connection with our sale of units in October 2018, November 2018, December 2018 and February 2019, we sold to the purchasers an aggregate of 1,184,336 warrants to purchase common stock at an exercise price of $6.00 per share, and an additional 213,585 warrants to purchase common stock at an exercise price of $3.96 per share were issued to the placement agent (the “2018 Warrants”). As of September 30, 2019, there were 1,332,318 of these 2018 Warrants outstanding. The 2018 Warrants have a five-year term from their respective issuance dates. There is no cashless exercise provision.

2019 Warrants

In connection with our sale of units in March 2019, we sold to a single investor 89,286 warrants (“March 2019 Warrants”) to purchase common stock at an exercise price of $9.00 per share. As of September 30, 2019, there were 89,286 of these March 2019 Warrants outstanding. The March 2019 Warrants have a five-year term from their respective issuance dates. There is no cashless exercise provision.

In connection with our sale of units in May and June 2019, we sold to the purchasers 987,280 warrants to purchase common stock at an exercise price of $9.00 per share. An additional 90,697 warrants to purchase common stock at an exercise price of $6.60 per share and 53,118 warrants to purchase common stock at an exercise price of $9.00 per share were issued to placement agents. As of September 30, 2019, the 1,040,401 warrants with an exercise price of $9.00 and 90,697 warrants with an exercise price of $6.60 were outstanding. The warrants have a five-year term from their respective issuance dates. There is no cashless exercise provision.

Additional Warrants

An additional 201,883 warrants have been issued to employees and consultants and are outstanding as of September 30, 2019. These warrants have a weighted average exercise price of $5.28.

Registration Rights

In connection with our fall 2018, spring 2019, and September 2019 private placement offerings, we are obligated to file within 45 days of the final closing of the offering a registration statement registering for resale all shares of our common stock issued as part of the units and all of our common shares issuable upon exercise of the warrants issued in the offerings.

Forum for Adjudication of Disputes

Pursuant to our bylaws, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any stockholder (including a beneficial owner of stock) to bring (a) any derivative action or proceeding brought in the name or right of the Company or on our behalf, (b) any action asserting a claim of, or a claim based on, breach of any fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Articles of Incorporation or our Bylaws or (d) any action asserting a claim against us or any current or former director, officer, employee or stockholder (including a beneficial owner of stock) governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or our Bylaws. To the fullest extent permitted by law, our forum selection provision applies to actions arising under the Securities Act or Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The Company does not intend for its exclusive forum jurisdiction provision to apply to Exchange Act claims.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our Company or changing our Board of Directors and management. According to our Bylaws and Articles of Incorporation, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of our Company by replacing our Board of Directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination law would discourage parties interested in taking control of our company if they cannot obtain the approval of our board of directors. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. The Company has elected to not be governed by the Nevada business combination provisions.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations,” which are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have opted out of the control share statutes, and, provided the “opt out” election remains in place, we will not be subject to the control share statutes.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “RLMD.”

Transfer Agent

The transfer agent and registrar for our common stock and preferred stock is Empire Stock Transfer Inc. The transfer agent’s address 1859 Whitney Mesa Dr., Henderson, NV 89014, and its telephone number is (702) 818-5898.

PLAN OF DISTRIBUTION

The common shares being offered for resale by the selling stockholders consist of 10,894,658  shares. We will pay any fees and expenses incurred by us incident to the registration of the securities.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The financial statements incorporated by reference into this prospectus have been so included in reliance on the report of Marcum LLP, related to the consolidated financial statements for the years ended June 30, 2019 and 2018, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the Commission. Our filings with the Commission are available to the public on the Commission’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.relmada.com. The information we file with the Commission or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the Commission’s prescribed rates, any document we file with the Commission, including the registration statement (and its exhibits) of which this prospectus is a part, at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the Commission at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

1.	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the Commission on September 24, 2019;

2.	Our Current Reports on Form 8-K and 8-K/A filed with the Commission on July 17, 2019, July 18, 2019, July 29, 2019, September 27, 2019, October 1, 2019, October 18, 2019, and October 21, 2019; and

4.	The description of certain capital stock contained in our Registration Statement 8-A filed on October 10, 2019, as it may further be amended from time to time.

All documents that we filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting our Chief Financial Officer,, c/o Relmada Therapeutics, Inc., at 880 Third Avenue, 12th Floor, New York, NY 10022.  Our telephone number is +1-646-876-3459. Information about us is also available at our website at www.relmada.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.